March 2008 Pricing Sheet dated March 14, 2008 relating to Preliminary Terms No. 558 dated March 12, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities
Commodity-Linked Capital Protected Notes due February 24, 2014
Based on the Performance of a Basket of the S&P GSCITM Agricultural Excess Return Index and Palm Oil

PRICING TERMS – MARCH 14, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$1,500,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	March 14, 2008
Original issue date:	March 24, 2008 (5 business days after the pricing date)
Maturity date:	February 24, 2014
Principal protection:	100%
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
	S&P GSCI™ Agricultural Excess Return Index (the “agricultural index”)	SPGCAGP	80%	100.684
	Palm oil	KO3	20%	MYR 3,689

*Bloomberg ticker symbols are being provided for reference purposes only. The initial commodity price and final commodity price of each basket commodity will be determined based on the prices published by the index publisher or the relevant exchange, as applicable.

Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 x basket performance x participation rate; provided that the supplemental redemption amount will not be less than zero
Participation rate:	100%
Basket performance:	Sum of the commodity performance values of each of the basket commodities
Commodity performance value:	With respect to each basket commodity: [(final commodity price – initial commodity price) / initial commodity price] x weighting
Commodity price:
For any trading day or index business day, as applicable:
agricultural index: the official settlement price of the agricultural index palm oil: the official settlement price per ton of deliverable grade palm oil on the Malaysian Derivatives Exchange of the third nearby month futures contract (or, in the case of any trading day within 14 calendar days of the last trading day of the first nearby month futures contract, the fourth nearby month futures contract), stated in Malaysian ringgits, as made public by the Malaysian Derivatives Exchange

Initial commodity price:	The commodity price for the applicable basket commodity on the pricing date
Final commodity price:	The commodity price for the applicable basket commodity on the determination date
Determination date:	February 14, 2014, subject to adjustment for certain market disruption events.
CUSIP:	6174464N6
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note	100%	3%	97%
Total	$1,500,000	$45,000	1,455,000

(1)                 For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for commodity-linked capital protected notes.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 558 dated March 12, 2008
Prospectus Supplement for Commodity-linked Capital Protected Notes dated June 22, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.